Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contact:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Best Buy’s Second-Quarter Revenue
Jumps 13% to $6.07 Billion; Comparable
Store Sales Increase 4.3%

Company expects second-quarter EPS of 44-46 cents, after 7
cents in charges; second-half outlook includes 3-5% gain in
comparable store sales

Second-Quarter Revenue Summary – Fiscal 2005
(U.S. dollars in billions)

	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Continuing Operations	$6.07	13%		4.3%
Domestic	$5.50	12%		4.4%
International	$0.57	18	%(2)	3.0%

Year-to-Date Revenue Summary – Fiscal 2005
(U.S. dollars in billions)

	Revenue	Revenue Gain		Comparable Store Sales Gain(1)
Continuing Operations	$11.55	15%		6.2%
Domestic	$10.48	14%		6.3%
International	$1.07	22	%(2)	5.0%

Note: All periods presented reflect the classification of Musicland’s financial results as discontinued operations.

(1) Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. The calculation of the comparable store sales gain excludes the effect of fluctuations in foreign currency exchange rates.

(2) The effect of fluctuations in foreign currency exchange rates accounted for approximately one-fifth and one quarter of the international segment’s revenue gain for the second quarter and first six months of fiscal 2005, respectively.

MINNEAPOLIS, Sept. 2, 2004 – Best Buy Co., Inc. (NYSE: BBY) today reported that revenue rose 13 percent to $6.07 billion for the fiscal second quarter ended Aug. 28, 2004, compared with $5.40 billion for the second quarter of the prior fiscal year. The opening of 75 new stores in the past 12 months and a comparable store sales gain of 4.3 percent drove the increase. Increased sales of digital televisions, notebook computers, digital cameras, MP3 players, CDs and major appliances led the comparable store sales gain.

Magnolia Audio Video stores – which sell high-end products through 22 stores in California, Oregon and Washington – led the company with a comparable store sales gain for the quarter of 6.8 percent, reflecting robust sales of digital televisions. U.S. Best Buy stores reported a second-quarter comparable store sales gain of 4.4 percent. The company’s international stores, comprised of Future Shop and Best Buy stores in Canada, had a comparable store sales gain of 3.0 percent.

These revenue results came on top of a strong comparable store sales gain for the second quarter of fiscal 2004, which was fueled by consumer spending linked to federal tax refunds and the launch of Reward Zone, Best Buy’s customer loyalty program. The second-quarter fiscal 2004 comparable store sales gain was 6.7 percent for the company, including 6.9 percent for domestic stores and 4.6 percent for international stores.

“In the second quarter, consumers responded enthusiastically to our new displays and deeper assortments of digital televisions, computers and digital imaging products,” said Brad Anderson, vice chairman and CEO of Best Buy. “They also took advantage of our growing services offerings, including the work of our 7,000 Geek Squad agents, who now patrol all of our Best Buy markets in the United States and Canada. Thanks in part to this rapid-response, 24-hour computer support task force, we are on track to reach $650 million in services revenue this year (including repair, installation and delivery services).”

Anderson added, “We believe we gained market share again in the quarter, particularly in digital products. I credit our employees, who bring their enthusiasm for technology and entertainment products to work every day. I also credit innovative ideas that resulted from our customer centricity initiative. For example, new sales training methods helped many of our stores increase their close rate, which is the percentage of shoppers who leave with a purchase. Our customer centricity work continues to move forward as we approach the holiday season.”

Earnings Expected to Grow 24% Before Charges; Company Projects 3-5% Comp Store Sales Gain for Second Half

For the second quarter of fiscal 2005, Best Buy said it now anticipates earnings from continuing operations of 44 to 46 cents per diluted share, after 7 cents per diluted share in charges. The charges include the anticipated resolution of pending litigation, asset impairment charges (related to information technology assets and an agreement to sell vacated corporate offices) and costs associated with outsourcing the company’s information technology operations. The company added that, excluding the impact of these charges, earnings from continuing operations are expected to be in the range of 51 to 53 cents per diluted share, an increase of approximately 24 percent, compared with earnings from continuing operations of 42 cents per diluted share for the second quarter of fiscal 2004. Currently, the average analyst estimate for the fiscal second-quarter earnings is 50 cents per diluted share.

 “When we provided our initial earnings guidance for the second quarter, we had not contemplated a charge of this size,” said Darren Jackson, executive vice president - finance and CFO of Best Buy. He added, “I would like to emphasize that we believe the core business remains strong, and we continue to enhance our capabilities for meeting customers’ needs. For the second half of our fiscal year, we expect a comparable store sales gain of 3 to 5 percent, driven by the increased supply and affordability of digital TVs, a strong new release schedule for DVD movies, and continued strength in sales of MP3 players, appliances, networking and services.” This expectation comes on top of a comparable store sales gain of 8.6 percent and 9.7 percent for the third and fourth quarters of fiscal 2004, respectively.

Best Buy is expected to provide its initial earnings guidance for the next two quarters on Sept. 15, 2004, the same time as it reports its financial results for the second quarter.

Consumer Electronics Product Category Growth Leads the Chain

As shown below, the consumer electronics product category increased in Best Buy’s revenue mix during the second quarter of fiscal 2005.

Product Revenue Mix Summary – Continuing Operations

	Second Quarter Ended		Six Months Ended
Product Category	Aug. 28, 2004	Aug. 30, 2003	Aug. 28, 2004	Aug. 30, 2003
Home Office	39%	39%	38%	37%
Consumer Electronics	36%	35%	37%	36%
Entertainment Software	18%	19%	19%	20%
Appliances	7%	7%	6%	7%
Total	100%	100%	100%	100%

The strongest-performing product category was consumer electronics, which enjoyed a high-single-digit comparable store sales gain for the second quarter. Revenue from digital televisions increased by the high double digits, benefiting from expanded assortments and increased consumer interest. Revenue from digital cameras also continued to be very strong.

The home office product category had a comparable store sales gain in the mid-single digits, led by revenue increases from notebook computers, MP3 players, cellular phones, networking and services. This category faced the most difficult comparisons in the second quarter, as last year included large increases in revenue from computers. Expanded assortments and the launch of nationwide Geek Squad services attracted the interest of consumers.

A low-single-digit comparable store sales gain for the entertainment software category was driven by increased revenue from CDs and computer software, partially offset by reduced revenue from DVD movies (because of comparisons with last year’s strong new release schedule) and video gaming. During the quarter, the company expanded its assortment of online entertainment services, including a relationship with Napster, to offer a wide range of digital music experiences to Best Buy’s entertainment and technology customer base. It also announced that it plans to release in November a set of four Elton John DVDs, which will be exclusive to Best Buy and Future Shop for a limited time.

Comparable store sales for the appliances category were nearly flat. An unusually cool summer reduced the revenue from air conditioners for the second quarter, which is seasonally an important period for appliances. However, the company enjoyed a high-single-digit comparable store sales gain in major appliances, as more consumers took advantage of the company’s expanded assortments and convenient delivery services.

The company opened nine U.S. Best Buy stores during its fiscal second quarter, including four of its 45,000-square-foot stores, one of its 30,000-square-foot stores and four of its 20,000-square-foot stores. It also opened three Best Buy stores in Canada. The company operated 628 U.S. Best Buy stores, 22 U.S. Magnolia Audio Video stores, 109 Canadian Future Shop stores and 22 Canadian Best Buy stores at the end of the second quarter. (For updated square footage and store concept information, please refer to www.BestBuy.com and click on “For Our Investors.”)

For the first half of the fiscal year, the company reported a comparable store sales gain of 6.2 percent, including a gain of 6.3 percent for the domestic segment and a gain of 5.0 percent for the international segment.

Best Buy is scheduled to release its fiscal second-quarter earnings before the stock market opens on Wednesday, Sept. 15. Its earnings conference call is scheduled to begin at 10 a.m. EDT on Sept. 15 and is expected to be available on its Web site both live and after the call, at www.BestBuy.com. To access the call, simply click on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, acquisitions and development of new businesses, product availability, sales volumes, profit margins, weather, foreign currency fluctuation, availability of suitable real estate locations, our ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on our overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 18, 2004, and in our other periodic reports filed from time to time with the Commission. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statements that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a Fortune 100® growth company that continually innovates to create superior customer experiences. Through more than 780 retail stores across the United States and in Canada, our employees connect customers with technology and entertainment products and services that make life easier and more fun. We sell consumer electronics, home-office products, entertainment software, appliances and related services. A Minneapolis-based company, our operations include: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com) and Magnolia Audio Video (Magnoliaav.com). We support our communities through employee volunteerism and grants from The Best Buy Children’s Foundation.

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